Exhibit 4.58

(English Translation)

Termination Agreement

This Agreement is entered into by and among the following parties on September 6, 2011 in Beijing:

Robin Yanhong Li: a PRC citizen.

Baidu Online Network Technology (Beijing) Co., Ltd.: a foreign-owned limited liability company duly incorporated and validly existing under the laws of the People’s Republic of China (“Baidu Online”).

WHEREAS, (1) Robin Yanhong Li signed the proxy agreement (the “Original Agreement”) as a shareholder of Baidu HR Consulting (Shanghai) Co., Ltd. (“Baidu HR”) with Baidu Online on December 28, 2010 in Beijing; (2) Robin Yanhong Li has transferred all the shares he held in Baidu HR to Baidu Netcom (the “Transferee”); (3) The Transferee has entered into a separate proxy agreement on the same date as this agreement in the capacity of a current shareholder of Baidu HR.

NOW THEREFORE, the parties agree as follows:

The Original Agreement shall be automatically terminated upon the date of this termination agreement.

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Robin Yanhong Li

/s/ Robin Yanhong Li

Party A: Baidu Online Network Technology (Beijing) Co., Ltd.

Authorized representative: Zhan Wang

Signature: /s/ Zhan Wang

Seal: (the seal of Baidu Online Network Technology (Beijing) Co., Ltd.)

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